Exhibit 10.68

SPLIT DOLLAR COLLATERAL ASSIGNMENT INSURANCE PLAN AGREEMENT

AND

SUMMARY PLAN DESCRIPTION

THIS AGREEMENT made as of the first day of October, 1997, by and between Duke Energy Corporation, a North Carolina corporation having its principal place of business in Charlotte, North Carolina (the “Company”), and Henry B. Barron, Jr. (the “Employee”).

WITNESSETH

WHEREAS, the Employee is a valued employee of the Company; and

WHEREAS, the Employee has purchased, with the assistance of the Company, or the Company may have purchased on behalf of the Employee, an insurance policy (the “Insurance Policy”) on the Employee’s life as reflected in Schedule A hereto, including all supplemental riders and endorsements to such Insurance Policy, which Insurance Policy the Employee and the Company wish to make subject to a life insurance plan pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and in mutual covenants hereinafter set forth, the Employee and the Company hereto agree as follow:

ARTICLE 1

Definitions

1.1	Company Death Benefit. The term “Company Death Benefit” shall mean that portion of the death benefit under the Insurance Policy upon the death of the employee equal to the Company Interest.

1.2	Company Interest. The term “Company Interest” shall mean an amount, calculated in accordance with the Priority of Interests, equal to the sum of (i) the aggregate amount of all premiums paid by or on behalf of the Company net of any loans received by the Company; (ii) the aggregate amount of Tax Gross-up; and (iii) the excess, if any, of the Value of the Insurance Policy over and above the aggregate of (A) Section 1.2(i), (B) Section 1.2(ii), and (C) the Employee Interest.

1.3	Covered Plans. The term “Covered Plans” shall mean those nonqualified, unfunded plans of the Company listed on Schedule B, which schedule the Company and the Employee may amend from time to time by mutual consent.

1.4	Employee Death Benefit. The term “Employee Death Benefit” shall mean that portion of the death benefit under the Insurance Policy upon the death of the Employee equal to the Employee Interest, except that the Employee Death Benefit shall be zero prior to January 1, 1998.

1.5	Employee Interest. The term “Employee Interest” shall mean an amount, calculated in accordance with the Priority of Interests, equal to the present value of the Employee’s Remaining Unpaid Accrued Benefits under the Company’s Covered Plans at the date of the event requiring the calculation. The discount rate used to calculate the present value of the accrued benefit shall be the immediate annuity discount rate in effect at the date requiring the calculation as established by the Pension Benefit Guaranty Corporation to compute the present value of accrued liabilities for qualified pension plans.

1.6	Employee’s Remaining Unpaid Accrued Benefit. The term “Employee’s Remaining Unpaid Accrued Benefit” shall mean:

(i)	in the event of the Employee’s death before retirement payments have commenced, an annuity amount representing the Employee’s accrued benefit (payable in the form of a 5-year certain and continuous annuity) calculated immediately prior to the Employee’s death.

(ii)	in the event of the Employee’s death after retirement payments have commenced, an annuity amount representing the benefit which would have been payable to the Employee’s beneficiary after the Employee’s death under the retirement payment option the Employee elects.

(iii)	in all other events, an annuity amount representing the Employee’s accrued benefit (based on the payment option elected by the employee, if retired; otherwise, based on a 5-year certain and continuous payment option) immediately prior to the date of the event requiring the calculation.

1.7	Modified Company Interest. The term “Modified Company Interest” shall mean an amount, if any, equal to the Value of the Insurance Policy less the amount of the Employee Interest, where all such calculations are made without regard to the Priority of Interests.

1.8	Priority of Interest. The term “Priority of Interests” shall mean whenever a calculation of the Company Interest and the Employee Interest is to be made and the Value of the Insurance Policy shall be insufficient to fully provide for both, the calculation shall be made in the following order of priority:

First -	that portion of the Company Interest represented by the aggregate amount of all premiums the Company pays;

Second -	that portion of the Company Interest represented by the aggregate amount of Tax Gross-up;

Third -	the Employee Interest represented by the present value of the Employee’s remaining unpaid accrued benefit under the Company’s Covered Plans;

Fourth -	that portion of the Company Interest represented by the excess of the Value of the Insurance Policy in excess of the first three items.

1.9	Tax Gross-up. The term “Tax Gross-up” shall have the same meaning as “Gross-Up Payment” as defined in the Duke Energy Corporation Grantor Trust Agreement dated October 1, 1997, as amended.

1.10	Value of the Insurance Policy. The term “Value of the Insurance Policy” shall mean (i) if the Employee is living, the cash surrender value of the Insurance Policy, or (ii) if the Employee dies, the death benefit of the Insurance Policy, in each case determined at the date requiring the calculation.

ARTICLE 2

Ownership of the Insurance Policy

2.1	Employee as Owner. The Employee shall be the owner of the Insurance Policy and may exercise all ownership rights granted to the owner thereof by the terms of the Insurance Policy, except as may otherwise be provided herein. If the Employee transfers his or her ownership interest in the Insurance Policy to a Trustee of a Trust or other third party owner, the word Trustee or Owner shall be substituted for the word Employee throughout this Agreement where appropriate.

2.2	Assignment. The Employee agrees to execute an assignment (the “Assignment”) to the Company to secure the Company’s rights under this Agreement, in the form acceptable to the issuer of the Insurance Policy (the “Insurer”), a form of which is attached hereto as Schedule A. The Assignment shall set forth the rights of the Company in and with respect to the Insurance Policy pursuant to the terms and conditions of this Agreement. The Employee and the Company agree to be bound by the terms of the Assignment and subject to Section 2.2(c), the Employee may not rescind, revoke or amend the Assignment without the written authorization of the Company.

(a)	Company’s Rights. The Company’s rights (the “Company’s Rights”) with respect to the Insurance Policy shall be limited to:

(i).	The right to obtain, directly or indirectly, one or more loans or advances against the cash surrender value of the Insurance Policy, to the extent of, but not in excess of, the Company Interest, and the right to pledge or assign the Company Interest as security for such loans or advances;

(ii).	The right to realize up to the Company Interest in the cash surrender value of the Insurance Policy on the full or partial surrender of the Insurance Policy;

(iii).	The right to realize from the proceeds of the Insurance Policy the Company Interest, in the event of the death of the Employee;

(iv).	The obligation to release the Assignment upon receipt of the entire Company Interest; and

(v).	The right to consent to any proposed termination or surrender of the Insurance Policy by the Employee prior to the later of (A) the Employee’s termination of employment from the Company for any reason, or (B) the Company’s release of the Assignment (it being agreed and understood the Employee shall have no right to terminate or surrender the Insurance Policy prior to the occurrence of the later of (A) or (B)).

In the event the Company assigns the Company Rights to a trust, the Company Rights may only be exercised by the trustee or the Company, as the case may be, in accordance with the terms of the Trust Agreement.

(b)	Employee’s Rights. The Employee shall retain all other rights (the “Employee’s Rights”) as owner of the Insurance Policy, subject to the Company’s Rights, including, but not limited to, the following:

(i).	The right to exercise all nonforfeiture or lapse option rights permitted by the terms of the Insurance Policy; and

(ii).	The right to designate and to change the beneficiary or beneficiaries of the Employee Death Benefit portion of the proceeds of the Insurance Policy; and

(iii).	The right to assign the Employee’s rights in and with respect to the Insurance Policy; and

(iv).	The right to elect any optional form of settlement available with respect to the Employee’s Death Benefit.

(c)	Employee’s Right on Company’s Failure to Pay Benefits Under Covered Plans. Notwithstanding anything contained herein to the contrary, in the event the Company directly or indirectly fails to pay the Employee or his or her beneficiary benefits owed to the Employee or his or her beneficiary under a Covered Plan within ten (10) days of the date due, the Modified Company Interest shall be paid to the Company. Thereafter, the Assignment shall terminate and the Employee or his or her beneficiary shall be entitled to full ownership of the Insurance Policy without restriction under this Agreement.

ARTICLE 3

Payment of Premiums

3.1	Premium. As used herein, the term “premium” shall mean the planned yearly amount that the Company determines as the contribution toward the Insurance Policy for any year; provided, however, that such amount shall never be less than the Insurance Policy’s minimum required premium for such year. “Premium” shall also include all costs associated with all supplemental riders and endorsements to the Insurance Policy.

3.2	Premium Payment: Timing. The Company shall pay the premium on the Insurance Policy to the Issuer on or before the due date of each premium payment, and in any event, not later than the expiration of the grace period under the Insurance Policy for such premium payment.

3.3	Payment to the Employee. The Company shall, if necessary, make a Gross-Up Payment as defined in the Duke Energy Corporation Grantor Trust Agreement dated October 1, 1997, as amended.

ARTICLE 4

Rights Upon Death of Employee

4.1	Employee’s Death Benefit. The Employee’s designated beneficiary or beneficiaries as set forth in the Insurance Policy shall be entitled to receive the Employee Death Benefit from the Issuer.

4.2	Company’s Death Benefit. Upon the death of the Employee, the Company shall be entitled to receive the Company Death Benefit from the Issuer.

ARTICLE 5

Rights Upon Termination of Agreement

5.1	Termination. Notwithstanding anything in this Agreement to the contrary, the Agreement shall terminate upon the occurrence of any of the following events:

(a)	Lapse of coverage under the Insurance Policy for any reason including, but not limited to; nonpayment of premium;

(b)	Full satisfaction of all of the obligations by the parties under the Agreement;

(c)	The written agreement of the Company and the Employee; or

(d)	Termination of employment of the Employee from the Company unless the Employee is then entitled to benefits under the Covered Plans.

5.2	Rights Upon Termination. Upon the termination of this Agreement as provided in Article 5, the Company shall be entitled to receive and the Company and the Employee shall use their best efforts to cause the Issuer to pay to the Company the Company Interest. Upon receipt of such amount from the Issuer, the Company shall take all steps necessary to release the Assignment so that the Employee shall own the Insurance Policy free of all encumbrances thereon in favor of the Company required by this Agreement.

5.3	Company Interest. The Company shall be entitled to receive the Company Interest from the cash surrender value of the Insurance Policy.

ARTICLE 6

Covered Plans Offset Provisions

6.1	Waiver of Accrued Value. In consideration of the Company participating in this Agreement, the Employee hereby agrees to a reduction of accrued benefits under the Covered Plans to the extent, and only to the extent, the Employee or his or her beneficiary actually receive the Employee Interest in the cash surrender value or the death benefit in the Insurance Policy.

ARTICLE 7

Administrative Provisions

7.1	Issuer’s Responsibility. The Issuer shall not be considered a party to this Agreement and shall not be bound hereby. No provision of this Agreement, or any amendment hereof, shall in any way enlarge, change, vary or affect the obligations of the Issuer as expressly provided in the Insurance Policy, except as the same may become a part of the Insurance Policy by acceptance by the Issuer of the Assignment.

7.2

Fiduciary. The person serving from time to time as the Vice President, Corporate Human Resources of the Company shall serve as the named fiduciary and administrator (the “Fiduciary”) of the split-dollar arrangement established pursuant to this Agreement, unless the Employee has such position, in which event the Fiduciary shall be the person serving from time to time as the Secretary of the Company. The Fiduciary shall have full power and exclusive right to administer and interpret this Agreement, and the Fiduciary’s actions with respect hereto shall be binding and conclusive upon all persons for all purposes. The Fiduciary can establish procedures and adopt rules for the administration of the Agreement, can hire persons to assist him with the administration of this Agreement and charge the Company for fees and expenses of such persons, shall oversee to preparation and filing of all reports and returns that the purchase of the Insurance Policy may necessitate under explicable law, shall oversee the maintenance of records relating to the Insurance Policy, and shall have all other rights and power needed to administer the Agreement. The Fiduciary shall not be liable to any person for any action taken or omitted in connection with his responsibilities, rights and duties under this Agreement unless attributable to willful misconduct or lack of good faith or breach of Fiduciary responsibility under ERISA. The Company shall indemnify and hold harmless the Fiduciary against any cost, expense or liability arising out of the Fiduciary’s exercise of its rights and powers under the Agreement, so long as the Fiduciary has not committed the acts prescribed in the preceding sentence.

7.3	Claims Procedure. Any controversy or claim arising out of or relating to this Agreement shall be filed with the Fiduciary who shall make all determinations concerning such claim. Any decision by the Fiduciary denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 7.5 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Agreement and any of the applicable documents shall be cited and, where appropriate, an explanation as to how the Employee can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Fiduciary’s receipt of the Employee’s claim for benefits. If the Fiduciary fails to notify the Employee of the Fiduciary’s decision regarding the Employee’s claim, the claim shall be considered denied, and the Employee shall then be permitted to proceed with an appeal as provided in this Section.

An Employee shall be entitled to appeal this denial of the claim by filing a written statement of his or her position with the Fiduciary no later than sixty (60) days after receipt of the written notification of such claim denial. The Fiduciary shall schedule an opportunity for a full and fair review of the issue with thirty (30) days of receipt of the appeal.

Following the Fiduciary’s review of any additional information of the Employee submits, either through the hearing process or otherwise, the Fiduciary shall render a decision on his or her review of the denied claim in the following manner:

(a)	The Fiduciary shall make his decision regarding the merits of the denied claim within 60 days following his receipt of material from the Employee (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Fiduciary shall deliver the decision to the Employee in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, the Fiduciary shall furnish written notice of the extension to the Employee prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

(b)	The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent provisions of the Agreement and any other applicable documents on which the decision is based.

7.4	Amendment. This Agreement may be amended only by express written Agreement signed by both the Employee and a duly authorized representative of the Company.

7.5	Notice. Any and all notices required to be given under the terms of this Agreement shall be given in writing and signed by the appropriate party, and shall be delivered in person or sent by air courier or certified mail, postage prepaid, to the appropriate address set forth below (or to such other address as either party may notify the other):

(a)	to the Employee at:

The last known address as conveyed to the Company

by or on behalf of the Employee

(b)	to the Company at:

Benefits Director

Duke Energy Corporation, PB01K

P.O. Box 1244

Charlotte, North Carolina 28201-1244

7.6	Heirs, Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee, his or her successors, heirs and the executors or administrators of the estate of the Employee, and to the Company and its successor or successors, whether by merger or otherwise. The Employee and the Company agree that, subject to Section 2.2, either party may assign its interest under this Agreement without the prior written consent of the other party hereto, and any assignee shall be bound by the terms and conditions of this Agreement as if an original party hereto.

7.7	Employment Rights. This Agreement shall not give the Employee the right to continued employment with the Company or restrict the right of the Company to terminate the employment of the Employee.

7.8	Headings. Any headings or captions in this Agreement are for reference purposes only, and shall not expand, limit, change or affect the meaning of any provision of this Agreement.

7.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

7.10	Interpretation and Venue. This Agreement and the interests of the Employee and the Company hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina with respect to agreements made and to be performed in the State of North Carolina.

ARTICLE 8

Summary Plan Description Information

8.1	Name of Plan. The name of the plan is the Duke Energy Corporation Split Dollar Collateral Assignment Insurance Plan.

8.2	Identification Numbers. The employer identification number of Duke Energy Corporation is 56-0205520 and the Plan Number is 527.

8.3	Type of Plan. The Plan is a welfare plan that provides benefits in the event of death under the circumstances described in the Agreement.

8.4	Administration. The Plan Administrator together with the insurance company described in Schedule A administer the Plan.

8.5	Plan Administrator. The Plan Administrator is the Vice President, Corporate Human Resources of Duke Energy Corporation.

8.6	Agent for Legal Process. The agent for service of legal process is the Corporate Secretary, Duke Energy Corporation, PB05E, 422 South Church Street, Charlotte, North Carolina 28202-1904.

8.7	Eligibility. Only those employees of Duke Energy Corporation or its affiliates that Duke Energy Corporation designates are eligible for participation in the Plan.

8.8	Forfeiture of Benefits. Any circumstances that could result in disqualification, ineligibility, demand, loss, forfeiture or suspension of any benefits are described in the Agreement or in any Insurance Policy Duke Energy Corporation may have purchased.

8.9	Payment of Premiums. Duke Energy Corporation or its affiliate which employs a participating Employee pays the premiums on any Insurance Policy purchased to provide the benefits available under the Plan. The insurance company identified in Schedule A receives the premiums and makes payments pursuant to the terms of the Insurance Policy and the Agreement.

8.10	ERISA Rights. As a participant in the Split Dollar Collateral Assignment Insurance Plan Agreement, the Employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974. ERISA provides that all plan participants shall be entitled to:

1.	Examine, without charge, at the Plan Administrator’s office all plan documents, including insurance contracts.

2.	Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

3.	File suit in a federal court, if any materials requested are not received within 30 days of the participant’s request, unless the materials were not sent because of matters beyond the control of the Administrator. The court may require the Plan Administrator to pay up to $100 for each day’s delay until the materials are received.

In addition to creating rights for plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the employee benefit plan.

These person are referred to as “fiduciaries” in the law. Fiduciaries must act solely in the interest of the plan participants and they must exercise prudence in the performance of their plan duties. Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the Plan.

The Company may not fire the Employee or discriminate against him to prevent the Employee from obtaining a welfare benefit or exercising his rights under ERISA.

If the Employee is improperly denied a welfare benefit in full or in part, he has a right to file suit in a federal or a state court. If plan fiduciaries are misusing the plan’s money, the Employee has a right to file suit in a federal court or request assistance from the U.S. Department of Labor. If the Employee is successful in the lawsuit, the court may, if it so decides require the other party to pay the legal costs, including attorney’s fees.

If the Employee has any questions about this statement or his rights under ERISA, he should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

8.11	Plan Year. The Plan’s records are maintained on the twelve-month period beginning October 1 and ending September 30.

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and seals as of the day and year first above written.

By:	\s\ Christopher C. Rolfe
Its:	Vice President

The Employee

\s\ Henry B. Barron, Jr.